EXHIBIT 23(d)

                      Consent of Ferris, Baker Watts, Inc.


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         We hereby consent to the inclusion of our opinion as to the fairness of the consideration to be received by shareholders of Annapolis Bancshares, Inc. in connection with the merger of Annapolis Bancshares, Inc. with and into Sandy Spring Bancorp, Inc., in the combined Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by Sandy Spring Bancorp, Inc., and the references to out firm contained therein.

Ferris, Baker Watts, Inc.





Baltimore, Maryland
June 28, 1996


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